1
67592v1
DIRECTV

2015 RESTRICTED STOCK UNIT AWARD AGREEMENT
MICHAEL D. WHITE

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of February __, 2015 (“Effective Date”), is entered into between DIRECTV, a Delaware corporation (“DIRECTV” or “Company”), and Michael D. White (“Executive”).

WHEREAS, at its meeting on February 12, 2015, the Compensation Committee of DIRECTV’s Board of Directors (the “Committee”) approved the grant to Executive of restricted stock units (the “Restricted Stock Units” or “RSU”), upon the terms and conditions set forth herein and subject to the terms and conditions of the DIRECTV 2010 Stock Plan (as it may be amended from time to time, the “Plan”); and

WHEREAS, at its meeting on February 12, 2015, the Board of Directors of DIRECTV (“Board”) approved the material terms and conditions of this grant of the RSUs to Executive (“Award”); and

WHEREAS, both the Committee and the Board authorized the Chairman of the Committee to execute this Agreement on behalf of DIRECTV, in accordance with the resolutions adopted by each of the Committee and the Board at their respective meetings as referenced above.

NOW THEREFORE, in consideration of services rendered and to be rendered by Executive, and the mutual promises made herein and the mutual benefits to be derived therefrom, DIRECTV and Executive agree as follows:

1. Definitions
Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Plan or the DIRECTV CEO Severance Plan (the “Severance Plan”), (as such plans may be amended from time to time). If such terms are not defined in the above plans, they shall have the meaning assigned to such term in the DIRECTV Executive Severance Plan (as may be amended from time to time). Whenever the following words or phrases are used herein with the first letter capitalized, they shall have the respective meaning specified below:

(a)
“Performance-based RSU” shall mean that a certain performance level is required to receive all or a portion of the RSU grant. How the Company performs relative to the identified Performance Measures will determine what portion of Executive’s RSU grant is earned.

(b)
“Time-based Restricted Stock Unit” shall mean a RSU that is time-based, requiring Executive to remain in Service with the Company in order to receive all or a portion of the shares underlying the RSU grant. Subject to certain exceptions set forth herein, if Executive has continuous Service from the date of grant and up to and including the final date of the Time Period, the units are converted to and distributed as shares of DIRECTV common stock.

(c)
“Service” shall mean Executive’s continuous active service as an employee of the Company. The Committee will have the sole discretion to determine whether Executive has ceased to provide Service and the effective date on which Executive ceased to provide Service.

2. Grant
Subject to the terms of this Agreement and the Plan, the Committee hereby grants to Executive an RSU Award with respect to an aggregate of ______ Restricted Stock Units (subject to adjustment as provided in Section 14 of the Plan).  Unless an exception herein applies, the RSUs are subject to continuous Service by Executive and are converted and distributed in DIRECTV (DTV) common stock at the end of the Time Period.

3. Time Period
This 2015-2017 RSU grant has a three-year Time Period: January 1, 2015 through December 31, 2017.

4. Distribute Shares at the End of Three Years
(a) After the end of the Time-Period, the Committee will determine whether Executive has met the applicable Service restriction and, if so, the Company will distribute 100% of the shares underlying the RSU. If the restriction has not been met, and an exception herein does not apply, the award will be cancelled and no shares distributed. Notwithstanding the foregoing, if the Committee exercises the discretion to convert the 2015 Time-based RSUs to Performance-based RSUs for the period January 1, 2016 through December 31, 2017 pursuant to Section 12 below, then after the end of the Performance Period, the Committee will determine the number of shares to distribute based on such measured performance.

(b) Any vested shares (whether Time-based or Performance-based, if applicable) will be distributed as soon as practicable in the calendar year following December 31, 2017, except for termination due to death pursuant to Section 7 below and under the terms of Section 11 below, when the vested shares will be distributed as soon as practicable after Executive’s death or termination respectively. The shares will be distributed to Executive (minus applicable tax withholding) and are then Executive’s to sell or hold as he wishes. Upon distribution, the shares will be directly deposited into an account in Executive’s name with the Company's stock plan recordkeeper (currently Morgan Stanley Smith Barney). Account and tax information will be distributed shortly thereafter. Notwithstanding the foregoing, the Company reserves the right to settle the RSUs in cash instead of shares.

5. Continued Employment
Continuous Service through the end of the Time Period is required as a condition of receiving fully vested rights and benefits of the RSUs granted for such Time Period, unless otherwise provided in Sections 7 and 11 herein. Partial employment or Service, even if substantial, during the Time Period will not entitle Executive to any proportionate grant, or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or Service except as otherwise provided in Sections 7 and 11 below.

6. Leave of Absence
Absence from work caused by authorized sick leave or other leave approved in writing by the Company or the Committee shall not be considered a cessation of active Service by Executive for purposes of this Agreement, unless otherwise determined by the Committee.

7. Termination of Employment
(a) Termination During First Eleven Months of the Time Period: Except as provided in Section 11 and in paragraph (d) below, if Executive’s Service with the Company is terminated for any reason within the first eleven months of the Time Period, Executive will forfeit this RSU Award.

(b) Resignation or Termination for Cause: If Executive resigns from the Company or is terminated for Cause at any time during the Time Period (or is terminated for Cause, after the Time Period, but prior to the distribution date), Executive will forfeit this RSU Award.

(c) If Executive’s Service terminates on or after the end of the first eleven months of the Time Period as a result of Executive’s death, Retirement or Disability, Executive is eligible for a prorated payout determined as follows: (x) the number of months of Service completed during the Time Period, including the month of termination, divided by 36; and (y) the total number of RSUs. All remaining unvested shares are cancelled and forfeited. Notwithstanding the above, if Executive’s Service terminates due to his Retirement on or after the end of the first eleven months of the Time Period, the Committee may, in its sole discretion, determine that Executive is eligible for full payout of the shares under this Award.

(d) If the Company terminates Executive’s Service without Cause or if Executive resigns due to an Effective Termination (including such termination in the first eleven months of the Time Period), Executive is eligible for full payout of the shares under this Award.

(e) If discretion pursuant to Section 12 below is exercised, then on or before the conversion of two-thirds (2/3rds) of the RSUs under this Award to Performance-based RSUs, the Committee will determine the performance factors to be applied with respect to any termination under subsections (c) or (d) above. All vested shares will be distributed in accordance with Section 4 herein.

8. Employee Benefits
RSUs are not “compensation” for the purposes of any Company benefit plan, including but not limited to tax-qualified plans, either before or after distribution.

9. Dividend Equivalents
(a) The RSUs are granted with dividend equivalent rights. In the event that the Company declares a cash or stock dividend, then an amount equivalent to the dividend will be accrued on each undistributed RSU (both vested and unvested) at the same rate (cash or stock value) and date as dividends are paid to shareholders.

(b) For cash dividends, the equivalent amount will be accrued as cash, without interest, and not converted to shares of stock. The dividend equivalents are payable in cash, only upon vesting and distribution of the underlying RSU grants, and are cancelled and forfeited when the underlying RSUs are cancelled or forfeited. The Committee reserves the discretion to convert and issue cash dividend equivalents as shares of stock.

(c) For stock dividends, the equivalent stock amount will be accrued as shares of stock, but not compounded and/or reinvested, and will be issued as shares of stock, subject to the same distribution timing, cancellation and forfeiture rules as cash dividend equivalents. The Committee reserves the discretion to convert and issue stock dividend equivalents as cash.

10. Conversion of Time-Based RSUs Upon a Change in Control of the Company
(a) Following the close of a Change in Control (“CIC”), and the conversion of DTV shares to time-based successor shares or other transaction consideration, the Company or its successor shall distribute shares or other transaction consideration following the end of the original Time Period. For the period up to and including the second anniversary of a CIC, this distribution is subject to earlier payment as set forth in Section 11 below.

(b) If Executive terminates employment under Section 7 prior to the close of the CIC transaction and holds vested undistributed RSUs, the Company or its successor shall distribute shares or other transaction consideration in accordance with Section 4 above.

(c) Dividend equivalents shall continue to accrue and be administered under Section 9 until distribution.

11. Certain Terminations of Employment following a Change in Control of the Company
(a) Subject to Section 14 of the Plan and subject to the last sentence of this Section 11(a), if the Company terminates Executive’s Service without Cause or Executive’s Service terminates due to Retirement, Disability, death or Effective Termination (including any such termination in the first eleven months of the Time Period) coincident with the close and up to and including the second anniversary of a Change in Control of the Company (e.g., if a CIC were to close on June 30, 2015 then up to and including June 30, 2017), Executive shall vest in all of his RSU shares under this Award.

(b) All vested RSU shares, including all RSU shares that become vested under this Section 11, will be distributed as soon as practicable following the applicable termination of employment.

(c) Dividend equivalents shall continue to accrue and be administered under Section 9 until distributed.

12. Termination of Merger
On May 18, 2014, DIRECTV and AT&T entered into an Agreement and Plan of Merger (the “Merger Agreement”). Notwithstanding any provision herein to the contrary, if the merger transaction set forth in the Merger Agreement is not closed on or before November 13, 2015, DIRECTV, in its sole discretion, the Committee may determine that two-thirds (2/3rds) of the RSUs under this Award will be converted to Performance-based RSUs (with the intent to be a

Performance-based Award as defined in Section 10 of the Plan) with a Performance Period of January 1, 2016 through December 31, 2017. At or before the effective time of such conversion, the Committee, will determine the specific performance measures and the method of determining the number of shares Performance-based RSUs that may be distributed under the RSU. The distribution of shares, if any, will be made pursuant to Section 4 above.

13. Recovery of Stock Grants
If the financial or operating results used to determine the payout of shares are subsequently restated or revised such that fewer shares and/or dividend equivalents would have been vested or paid using such restated or revised results, the Company will be entitled to recover those shares and/or dividend equivalents that should not have been vested or paid. See the policy statement in the 2014 Proxy Statement section “Compensation Discussion and Analysis,” as amended.

14. Termination of Stock Units
To the extent that any RSUs fail to vest as of the end of the Time Period, or if the Award has terminated pursuant to Section 7, such unvested RSUs shall immediately terminate without payment.  In addition, if Executive is subject to Article III of the Severance Plan and the Committee determines he has violated clause (B) of such Article, this RSU Award shall terminate and all undistributed shares shall be forfeited as determined by the Committee. Executive shall have no further rights with respect to such terminated RSUs.

15. Possible Early Termination of Award
As permitted by Section 14 of the Plan, and without limiting the authority of the Committee under any of the provisions of Section 14 of the Plan, the Committee retains the right to terminate all or any portion of the Award upon a dissolution of DIRECTV or a reorganization event or transaction in which the Company does not survive (or does not survive as a public company in respect of its outstanding Common Stock).  This Section 15 is not intended to prevent future vesting (including provision for future vesting) if the Award (or a substituted Award) remains outstanding following a transaction described in Section 14 of the Plan.

16. No Limitations on Acceleration
The Severance Plan, in particular Article IX, Section F thereof, contains express provisions regarding Section 280G and/or 4999 of the Code of the type described in Section 14(f) of the Plan. Accordingly, the limitations on acceleration set forth in Section 14(f) of the Plan shall not apply to this Award.  A reduction, if any, to this Award or other effect related to Section 280G and/or Section 4999 shall be governed by the Severance Plan.

17. Taxes
Executive is not taxed at the time of the RSU grant. Generally, the fair market value of the RSUs and any applicable dividends are taxable, and applicable withholding taxes are due, on the date the DIRECTV common shares and any such dividends are distributed. The applicable withholding taxes are due, whether or not Executive subsequently sells such shares. The Company may, in its discretion, take action to satisfy any Executive’s tax obligations related to the RSUs, including, but not limited to, withholding from Executive’s wages or other cash compensation, withholding shares that otherwise would be issued to Executive on settlement on the RSUs, or requiring Executive to satisfy such liability by other means as approved by the Company. However, any taxes or withholding related to the RSUs are the ultimate responsibility of Executive.

If Executive is eligible to retire at any time after the end of the first eleven months of the Time Period, IRS rules require that the value of the vested RSUs is subject to FICA taxes, specifically Social Security and Medicare, even though the RSUs are not converted to shares and distributed until the end of the Time Period. Under these IRS rules, the Company will impute the value of the vested RSUs, but only if and when Executive is retirement-eligible, withhold the required FICA taxes from Executive’s vested shares and report the imputed value on the W-2 at the end of the year.

The Company has made no representations to Executive with respect to the tax consequences of any Award or transactions contemplated herein. Nothing stated herein is intended or written to be used, and cannot be used, for the purpose of avoiding taxpayer penalties.

The Company, the members of the Board of Directors or the Committee shall not be liable to Executive or other person for any adverse tax consequences realized by Executive relating to the grant, vesting or settlement of a RSU hereunder.

18. Section 409A of the Code
Notwithstanding anything herein to the contrary, (1) if, at the time of Executive’s termination of employment with the Company, he is a "specified employee" as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the Company will defer commencement of the payment of any such payments or benefits hereunder (without any reduction or increase in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date that is permitted under Code Section 409A); and (2) if any other payments of money or other benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section, which shall be done only in a manner that is reasonably acceptable to Executive; provided, however, that neither the Company, nor any of its employees or representatives, shall have any liability to Executive with respect thereto.

19. Notices
Any notice to be given under the terms of this Agreement shall be in writing and addressed: to DIRECTV at 2230 East Imperial Highway, El Segundo, California 90245, to the attention of the Corporate Secretary; and to Executive at the address on file with DIRECTV, or at such other address as either party may hereafter designate in writing to the other.

20. Effect of Agreement
This Agreement shall be binding upon and inure to the benefit of any successor or successors of DIRECTV, except to the extent the Committee determines otherwise.

21. Entire Agreement; Governing Law
The Plan is incorporated herein and made a part hereof by this reference.  The Plan, the Severance Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of DIRECTV and Executive with respect to the subject matter hereof.  The construction, interpretation, performance and enforcement of this Agreement and the Award shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

22. Plan
The Award and all rights of Executive with respect thereto are subject to, and Executive agrees to be bound by, all of the terms and conditions of the provisions of the Plan, to the extent such provisions are applicable to Awards granted to Executive.  Executive acknowledges receipt of a copy of the Plan, and agrees to be bound by the terms thereof.  Unless otherwise expressly provided in this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in Executive unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee specifically so conferred by appropriate action of the Committee under the Plan after the date hereof.

23. Amendment
This Agreement may be amended in accordance with the terms of the Plan.  Any such amendment must be in writing and signed by DIRECTV.  The terms and conditions of this Agreement may not be restricted or limited by any amendment of this Agreement or the Plan without Executive’s consent.

24. Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

25. Section Headings
The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

IN WITNESS WHEREOF, DIRECTV has caused this Agreement to be executed on its behalf by the Chairman of its Compensation Committee and Executive has hereunto set his hand as of the date and year first above written.

DIRECTV By: ______________________________ Charles R. Lee Chairman of the Compensation Committee
EXECUTIVE By: ______________________________ Michael D. White